FRONTIER CORPORATION

FOR IMMEDIATE RELEASE
July 20, 1999

Contacts:
Bell Atlantic Mobile               Frontier Corporation
Andrea Linskey (media)             Michele Sadwick (media)
908-306-7845                       716-777-6021

James Gerace                       Kirsten Sullivan (investors)
908-306-7508                       716-777-6179

BELL ATLANTIC MOBILE TO PURCHASE WIRELESS INTERESTS FROM FRONTIER
                           CORPORATION


   Acquisition Represents 400,000-plus Additional Customers in
         Buffalo, Rochester, Syracuse, and Other Markets

     BEDMINSTER, NJ and ROCHESTER, NY -- Bell Atlantic Mobile (NYSE:BEL), one of the largest wireless carriers in the country, today announced it will continue to expand its North American wireless footprint by purchasing Frontier Corporation's (NYSE:FRO) interests in wireless properties doing business under the Frontier Cellular name. Bell Atlantic Mobile currently owns 50 percent of the cellular network, which operates in Buffalo, Rochester, Syracuse, Utica/Rome and Binghamton metropolitan areas; four rural service areas in New York (Jefferson, Franklin, Chautauqua, and Yates); and two rural service areas in Pennsylvania (Bradford and Potter).

     The expansion represents an addition of over 400,000 customers and covers approximately 34,000 square-miles. The transaction represents the purchase of an additional 2.3 million POPs (population served) and a total of 5.1 million managed POPs when combined with Bell Atlantic Mobile's existing 50 percent interest.

     The companies expect to complete the transaction by year-end. Terms were not disclosed.

     "The Frontier markets fill in an important part of Bell Atlantic's national footprint," said Ivan Seidenberg, Chairman and CEO of Bell Atlantic Corp. "The purchase furthers Bell Atlantic Mobile's leadership position in the wireless industry and provides additional opportunities to deliver `next generation' technology and applications in the state of New York."

     When Bell Atlantic completes its merger with GTE, the combined company's wireless business will be the largest in the United States with over 14 million customers coast-to-coast. The merged company will also be one of the world's largest wireless businesses with substantial international wireless holdings.

     "Once the transaction is closed, Upstate New York customers will have access to the largest, contiguous, wireless network on the East Coast," said Dennis Strigl, President and CEO of Bell Atlantic Global Wireless Group. "We plan to grow the markets quickly by integrating Frontier's Code Division Multiple Access
(CDMA) digital wireless network with Bell Atlantic Mobile's high-capacity CDMA network and by introducing high-value state, regional and national service plans."

     Added Frontier President and COO Rolla Huff, "We believe this transaction is the right move for both our customers and employees, who will now be better able to draw upon the resources of one of the world's leading wireless communications providers. At the same time, Frontier is afforded additional resources to focus on growing our core data/Internet businesses."

About Bell Atlantic Mobile

     Bell Atlantic Mobile owns and operates the largest wireless network in the East, covering 120,000 square miles, and the largest chain of retail outlets devoted exclusively to wireless voice, data and paging. Based in Bedminster, NJ, Bell Atlantic Mobile has 6.4 million customers and 8,000 employees from Maine to Georgia and, through a separate subsidiary, in the Southwest. Through its "Wireless at Work." community service program, the company uses its technology to help individuals and communities improve security and emergency communications. Bell Atlantic Mobile's parent, Bell Atlantic Corporation (NYSE:BEL) is one of the world's largest wireless communications companies, with domestic operations in 25 states and international investments in Mexico, Europe and the Pacific Rim. For more information on Bell Atlantic Mobile visit: www.bam.com; on global operations visit: www.bellatlantic.com/worldwide.


About Frontier

     Frontier Corporation (NYSE:FRO), is one of the leading providers of integrated communications solutions -- including Internet, IP and data applications, long distance, local telephone and wireless -- to business customers nationwide. The self-healing Frontier Optronics NetworkSM provides customers with faster transmission speeds, greater bandwidth capacity and unrivaled reliability. For more information, visit the Frontier web site at www.frontiercorp.com.